FOR IMMEDIATE RELEASE
JULY 26, 1996

                                CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                       (405)848-8000, EXT. 232
                                               TOM PRICE, JR., VICE PRESIDENT-
                                                         CORPORATE DEVELOPMENT
                                                       (405)848-8000, EXT. 257


            CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                       OPERATIONS UPDATE

OKLAHOMA CITY, OKLAHOMA, JULY 26, 1996 -- Chesapeake Energy Corporation (NYSE:CHK) today provided the following information on its company-wide operational activity.

              Louisiana Austin Chalk Trend Update

On June 30, 1996, Chesapeake initiated oil and natural gas sales from the James #7-1, the company's first Louisiana Trend well. During its first two weeks of production, the well averaged 1,500 barrels of oil (BO) and 7 million cubic feet of natural gas (MMCF) per day from the downdip Austin Chalk lateral. Ten days ago, production commenced from the updip lateral and the well's combined production from both laterals has since increased to a daily average of 2,600 BO and 10 MMCF. Cumulative production from the well through July 24 was approximately 47,000 BO and 200 MMCF.

Chesapeake has also recently tested the Cloud #9-1, the company's second Louisiana Trend well. Located four miles to the west of the James, the Cloud tested at daily rates of 2,200 BO and 15 MMCF. The well is currently shut-in waiting on a pipeline connection and is expected to begin producing in September.

The Lyles #31-1, Chesapeake's third Louisiana Trend well, is located twelve miles to the east of the James on a 25,000 acre leasehold block. While drilling, the Lyles encountered favorable shows of oil and natural gas, but also encountered significant indications of formation water. Although other Austin Chalk wells in the Giddings Field and Louisiana Trend routinely produce large amounts of formation water, Chesapeake believes it is unlikely that the Lyles will be as productive as the James and the Cloud. The company plans to test the Lyles during the next 30-60 days after production and water-handling facilities have been installed.

Chesapeake's fourth Louisiana Trend well, the Rice-Land Lumber #33-1, is building the curve for the horizontal portion of the well and is expected to begin drilling in the Austin Chalk within the next several weeks. The company's fifth Louisiana Trend well, the Lawton #25-1 is located 13 miles west of the James and has encountered encouraging shows of oil and natural gas in the updip lateral and will soon begin drilling the downdip lateral. Chesapeake believes it will be able to commence production from the Lawton in September or October. Chesapeake's sixth Louisiana Trend well, the Lord #19-1, is located two miles south of the James well and is drilling vertically. The company's seventh Louisiana Trend well, the Martin #11-1, is located midway between the Cloud and the James and will spud during the next two weeks.

The company plans to add three rigs to its Louisiana drilling program in August and one additional rig every other month during the first half of fiscal 1997. During this period, Chesapeake anticipates initiating operations on approxi-mately 15 additional Louisiana Trend wells, two of which are targeted to test both the Austin Chalk and the deeper Tuscaloosa formation.

        Louisiana Trend Leasing Activity and Gas Infrastructure Update

To reflect the continuing evolution of its Louisiana Trend activity, Chesapeake has now divided its one million net acres of leasehold into six project areas, named from west to east as follows: South Brookeland, Leesville, Masters Creek, St. Landry, Baton Rouge, and Livingston. Chesapeake anticipates initiating drilling operations on at least one well in each of these areas during the first half of fiscal 1997.

Chesapeake has recently reached an agreement in principle with Union Pacific Resources (NYSE: UPR) whereby Chesapeake would acquire a 15% interest in UPR's proposed Masters Creek natural gas processing plant. The transaction is ex-pected to be completed in the near future. The Masters Creek plant is designed as a 100 MMCF per day cryogenic processing plant that will extract natural gas liquids from wells in the Masters Creek area and should increase wellhead netback pricing. To acquire this ownership, Chesapeake would dedicate a portion of its Masters Creek leasehold position to the plant and would pay its proportionate share of the plant's estimated cost of $40-50 million. Chesapeake is continuing its discussions and negotiations with several other gas processing and pipeline companies on additional Louisiana Trend gas infrastructure projects.

                         Giddings Field Update

Chesapeake's drilling success continues in the downdip Giddings Field. The company has now drilled 78 wells in Navasota River, 25 wells in Independence, and four wells in South Navasota River. The company is currently utilizing three rigs to develop its leasehold in Navasota River, three rigs in South Navasota River, and two rigs in Independence. The company is particularly encouraged by the initial drilling results in the South Navasota River area where its first four wells are collectively producing approximately 37 MMCF per day.

                           Oklahoma Update

In the Knox and Golden Trend Fields of southern Oklahoma, Chesapeake is utilizing eight rigs to develop its large inventory of undrilled locations. Of particular significance, two of the rigs are drilling the industry's first horizontal tests in these fields. The Golden Trend horizontal well will test the Sycamore formation and the Knox horizontal well will test the Hunton formation. If successful, these horizontal wells could substantially enhance the rates of return from drilling in these areas by increasing well productivity while decreasing the amount of capital needed for further development.

In the Sholem Alechem area, Chesapeake is employing three rigs to continue developing its inventory of undrilled locations. One of these rigs is drilling the industry's first horizontal test of the McLish, a fractured carbonate formation located approximately 1,800 feet deeper than the Sycamore formation, the target of Chesapeake's other horizontal drilling in Sholem Alechem.

Chesapeake is also currently drilling with one rig in the Arkoma Basin to develop its Spiro and Jackfork prospects. Additionally, Chesapeake is expanding its 3-D seismic activity in Oklahoma with one project completed in Knox, two more planned for Knox, one project underway in the Golden Trend, and one planned for Sholem Alechem.

                          Williston Basin Report

In a rapidly expanding oil project in the Williston Basin, Chesapeake has acquired a substantial leasehold position in the horizontal Red River "B" play in Bowman and Slope Counties, North Dakota and in Fallon County
Montana. Chesapeake's leasehold in this area totals approximately 325,000 net acres and was acquired at a cost of approximately $12 million with net revenue interests averaging 85%. Approximately 70 Red River "B" horizontal wells have been drilled to date in this project area with industry publications reporting per well reserve expectations of 250,000 to 500,000
BO and completed well costs of approximately $900,000. Chesapeake anticipates drilling its initial horizontal Red River "B" wells during the first quarter of fiscal 1997.

Additionally, in Richland and Roosevelt Counties, Montana, Chesapeake has acquired approximately 50,000 net acres in various Red River vertical prospects. The company has acquired and evaluated its initial 3-D seismic surveys in the area and plans to drill its first Red River vertical tests during the first quarter of fiscal 1997.

          Capital Expenditure Budget and Reserve Report Update

During fiscal 1996, Chesapeake's capital expenditures totaled $170 million for drilling and completion activities and $120 million for acreage acquisition. Chesapeake's present capital expenditure budget for fiscal 1997 is $240 million for drilling and completion activities and $50 million for acreage acquisition. The company's present intention is to fund these capital expenditures through a combination of cash flow from operations, cash on hand, and existing credit facilities. Chesapeake's preliminary fiscal 1996 financial results and June 30, 1996 reserve report information will be available in a press release and conference call scheduled for August 29, 1996.

Chesapeake Energy Corporation is an independent energy producer headquartered in Oklahoma City. The company focuses on utilizing advanced drilling and completion technologies to develop significant new oil and natural gas discoveries in major onshore producing areas of the United States.

                              ####

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about esti-mates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the United States Securities and Exchange Commission.